Exhibit 99.2

Press Release Source: Carbon Sciences Inc.

Carbon Sciences Appoints Dr. Naveed Aslam Chief Technology Officer

Former Technology Advisor Joins Company Full Time to Accelerate Development and Commercialization of Its Breakthrough CO2 to Fuel Technology

Wednesday January 7, 2009, 3:01 am EST

SANTA BARBARA, CA--(MARKET WIRE)--Jan 7, 2009 -- Carbon Sciences Inc. (OTC BB:CABN.OB - News), the developer of a breakthrough technology to transform carbon dioxide (CO2) emissions into gasoline and other fuels, announced today that Dr. Naveed Aslam has joined the company as its full time Chief Technology Officer.

Dr. Aslam is an accomplished scientist and molecular systems expert with over 14 years of industry and research experience. He was recently recognized by the U.S. Citizenship and Immigration Service as an alien of extraordinary ability, and was awarded an O-1 employment visa. Dr. Aslam has authored over ten cutting-edge publications on chemical engineering, biochemical engineering and biomedical technologies. His most notable contributions to the scientific community are: (1) the development of the world's first computer aided process engineering (CAPE) design tool for using supercritical fluids to develop next generation chemical and petroleum processes that are cost effective and environment friendly; and (2) the development of the world's first non-linear computational tool for modeling biological processes related to inflammation and memory loss for the development of drugs against cancer and Alzheimer's disease.

Dr. Aslam has served as a technology advisor to Carbon Sciences since 2008 and is the inventor of the company's breakthrough CO2 to fuel technology. During the early part of his career, Dr. Aslam was a senior process engineer for Saudi Basic Industries Corporation (SABIC), Riyadh, Saudi Arabia. At SABIC, his duties included responsibility for all aspects of process engineering during the preliminary and detailed design phases of a 125,000 tons per year ethylene manufacturing plant.

"I am very excited about joining Carbon Sciences full time and look forward to leading the effort to further develop and commercialize our unique CO2 to fuel technology," said Dr. Aslam. "Previous approaches to transforming CO2 into fuel have been unacceptable due to the enormous amounts of external energy required to complete the process. However, applying what I learned from my earlier research, I determined that using the same biocatalytic process that certain microorganisms have performed since the beginning of time, we could help solve the energy problem. Since then, we have made additional progress and will soon be filing a number of patent applications. One of my highest priorities is to produce a prototype to demonstrate our technology. I expect to complete this task within the next few months."

Derek McLeish, the company's Chairman and CEO, commented, "We are very fortunate to have Dr. Aslam leading our technology team. His in depth knowledge of molecular systems, chemical engineering and years of hands-on experience with industrial process design makes him an ideal choice to lead a successful technology development effort. The biocatalytic process to transform CO2 into fuel invented by Dr. Aslam is truly novel and we believe it may be a very efficient approach to producing liquid fuel from a renewable source."

Dr. Aslam received his B.S. in Chemical Engineering from Punjab University, Lahore, Pakistan and his Ph.D. in Chemical Engineering from the University of South Florida in Tampa, Florida. Prior to joining Carbon Sciences full time, Dr. Aslam was a Research Fellow at the University of Texas, Houston, and Florida State University, Tallahassee.

About Carbon Sciences Inc.

Carbon Sciences Inc. is developing a breakthrough technology to transform carbon dioxide (CO2) emissions into the basic fuel building blocks required to produce gasoline, diesel fuel, jet fuel and other portable fuels. Innovating at the intersection of chemical engineering and bio-engineering disciplines, we are developing a highly scalable biocatalytic process to meet the fuel needs of the world. Our solution to energy and climate challenges is a sustainable world of fuel consumption and climate stability by transforming CO2 into fuel. For example, Carbon Sciences' breakthrough technology can be used to transform CO2 emitted from fossil fuel power plants into gasoline to run cars and jet fuel to fly aircraft. To learn more about Carbon Sciences, please visit our website at http://www.carbonsciences.com.

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